Exhibit 21.1

SUBSIDIARIES OF FDCTECH, INC.

Legal Name	State or Other Jurisdiction of Incorporation or Organization
AD Advisory Services Pty Ltd.	Australia

Alchemy Markets Ltd.	Malta

Alchemy Prime Limited	United Kingdom

AlchemyTech Ltd.	Cyprus